FIRST POTOMAC REALTY TRUST

SCHEDULE 14A INFORMATION
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

FIRST POTOMAC REALTY TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2005
To Our Shareholders:
      You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Friday, May 20, 2005 at 11:00 a.m., local time, at the offices of Hunton & Williams LLP, 1900 K Street, NW, 12th Floor, Washington, DC 20006 to consider and take action on the following:

1.	To elect seven members to the Board of Trustees for a term of one year each;

2.	To approve an amendment to increase the number of common shares that may be issued under the Company’s 2003 Equity Compensation Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
      Only shareholders of record as of the close of business on March 14, 2005 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.
      The Board of Trustees appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Joel F. Bonder
Secretary
Bethesda, Maryland
April 8, 2005

i

FIRST POTOMAC REALTY TRUST
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
PROXY STATEMENT
GENERAL INFORMATION
Proxy Solicitation
      This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 1900 K Street, NW, 12th floor, Washington, DC 20006 on Friday, May 20, 2005 at 11:00 a.m., local time, and at any adjournment and postponement thereof. This proxy statement and the accompanying proxy card were first sent to shareholders on or about April 8, 2005.
      The mailing address of our principal executive offices is 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information at our website is not and should not be considered part of this proxy statement.
      The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee 37210, to assist with the Company’s investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will reimburse the firm’s expenses in connection with the solicitation.
      No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.
Purposes of the Annual Meeting
      The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Trustees, (2) approve an amendment to increase the number of common shares that may be issued under the Company’s 2003 Equity Compensation Plan (the “2003 Plan”), and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.
VOTING
How to Vote Your Shares
      You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the trustee nominees, “for” the amendment to our 2003 Plan and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.
How to Revoke Your Proxy
      If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)
      If your Common Shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.
Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting
      Our Board of Trustees has fixed the close of business on March 14, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 14, 2005, the Company had outstanding 14,216,671 common shares of beneficial interest (“Common Shares”). On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.
      The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
      The vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
      The affirmative vote of a majority of the votes cast on the proposal is required for approval of the amendment to our 2003 Plan, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the amendment to our 2003 Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.
      Under applicable New York Stock Exchange rules (the exchange on which our Common Shares are traded), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Since the election of trustees is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the seven trustee nominees. However, broker non-votes may arise in the context of voting for the proposal to amend our 2003 Plan because such proposal is considered a non-routine matter. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote on the proposal to amend our 2003 Plan.
      If you do not provide voting instructions to your broker for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of trustees or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.
PROPOSAL 1:     ELECTION OF TRUSTEES
      The Board of Trustees has fixed the number of trustees at seven. The seven persons named below are nominated to serve on the Board of Trustees until the 2006 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company.
Nominees for Election as Trustees
      The following table sets forth the names and biographical information concerning each of the trustees nominated for election at the Annual Meeting:

Name	Principal Occupation	Trustee Since	Age

Robert H. Arnold	Co-Managing Director, R.H. Arnold & Co.	2003	61
Richard B. Chess	Attorney, Hoctor Kaplan, LLC	2003	51
Douglas J. Donatelli	President and CEO of the Company	2003	43
Louis T. Donatelli	Chairman of the Company; Chairman, D&K	2003	71
J. Roderick Heller	Chairman, Carnton Capital Associates	2003	67
R. Michael McCullough	Director, Capital Automotive REIT	2003	65
Terry L. Stevens	Vice President, CFO, Treasurer, Highwoods Properties, Inc.	2003	56
      Robert H. Arnold is the founder and Co-Managing Director of R.H. Arnold & Co., a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. Mr. Arnold has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the treasurer of Merrill Lynch & Co. and the chief financial officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds, Treasury Strategies, Inc. and The Stanton Group. Mr. Arnold received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University.
      Richard B. Chess is an attorney and is currently Of Counsel to Hoctor Kaplan LLC, a law firm located in Richmond, Virginia. He is also President of James River Research LLC, a real estate consulting firm. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1997, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and Juris Doctorate from the University of Richmond Law School.
      Douglas J. Donatelli is one of the founders of the Company and has served as President, Chief Executive Officer and trustee of the Company since our Predecessor’s founding in 1997. Prior to 1997, Mr. Donatelli served as Executive Vice President of Donatelli & Klein, Inc. (“D&K”), a real estate investment firm located in Washington, D.C., and President of D&K Management, D&K’s property management subsidiary, where he oversaw all of the major operational aspects of D&K’s property ownership activities. From 1985 to 1991, Mr. Donatelli also served as President of D&K Broadcasting, a communications-related subsidiary of D&K that owned Fox-network affiliated television stations. Mr. Donatelli holds a Bachelor of Science degree in

Business Administration from Wake Forest University and is a member of the Urban Land Institute. Mr. Donatelli is the son of Louis T. Donatelli.
      Louis T. Donatelli is one of the founders of the Company and has served as the Chairman of the Board of the Company since our Predecessor’s founding in 1997. Mr. Donatelli is also the founder and Chairman of D&K. He currently serves on the boards of St. Johns College High School and Rebuilding Together – Christmas in April. Mr. Donatelli is an alumnus of Villanova University. He is the father of Douglas J. Donatelli.
      J. Roderick Heller, III is the Chairman of Carnton Capital Associates, a private investment corporation. From May 1986 to December 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP Incorporated and various related organizations, including National Corporation for Housing Partnerships. NHP Incorporated, before it was sold in December 1997, was a public company that, collectively with NHP Partners, Inc., was the nation’s largest owner and operator of apartment properties. Mr. Heller has served as a trustee of the Company since our initial public offering. From January 2000 to July 2000, he served as the Chairman and Chief Executive Officer of Financial Passport, Inc., prior to its being acquired by Ameritrade, Inc. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. He is currently a director of York International Corporation, a supplier of HVAC equipment, and CCG Information Services, Inc., a transaction processor for the automobile insurance industry. He received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a Juris Doctorate from Harvard Law School.
      R. Michael McCullough was employed by Booz, Allen & Hamilton Inc. (“Booz Allen”), a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz Allen from 1984 to 1992, and from 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz Allen. Mr. McCullough has served as a trustee of the Company since our initial public offering. Currently, Mr. McCullough is a Director of Capital Automotive REIT, a real estate investment trust focused on automotive retail real estate, Watson Wyatt Worldwide, a global consulting firm, and the National Rehabilitation Hospital. Mr. McCullough was previously a director of Charles E. Smith Residential Realty, Inc. Mr. McCullough received a Bachelor of Science degree in Electrical Engineering from the University of Detroit.
      Terry L. Stevens is the Vice President, Chief Financial Officer and Treasurer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina. Mr. Stevens joined Highwoods in December 2003. Highwoods is a fully integrated, self-administered REIT that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering. Prior to joining Highwoods, Mr. Stevens held various executive positions from 1994 to 2003 with Crown American Realty Trust, a retail real estate company that merged with Pennsylvania Real Estate Investment Trust, including Executive Vice President, Chief Financial Officer and Trustee. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, an international accounting firm, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in Physics from Juniata College and his Masters of Business Administration from The Wharton School.
      Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

PROPOSAL 2:
APPROVAL OF AMENDMENT TO THE
2003 EQUITY COMPENSATION PLAN
Description of the Amendment
      The Board of Trustees believes that the availability of stock-based incentives under the Company’s 2003 Equity Compensation Plan (the “2003 Plan”) is important to the Company’s ability to attract and retain highly qualified, experienced employees and to further align such employees’ interests with those of our shareholders. The 2003 Plan was adopted immediately prior to the Company’s initial public offering (“IPO”) in October 2003, and reserved 910,800 common shares of beneficial interest for issuance, or approximately 10.5% of the Company’s outstanding common shares after its IPO and approximately 9.1% of the aggregate number of the Company’s outstanding common shares and operating partnership units after its IPO. The Company had 17 employees at the time of the IPO.
      The Company completed a follow-on offering of 5,520,000 common shares in June 2004. As of March 14, 2005, the ratio of shares reserved for issuance under the 2003 Plan to the Company’s outstanding common shares had been reduced to 6.4% of outstanding common shares and to 5.9% of the aggregate number of outstanding common shares and operating partnership units. The Company completed a sale of 2,050,000 common shares to RREEF America L.L.C. on March 31, 2005 (the “RREEF Transaction”). As of March 31, 2005, the ratio of shares reserved for issuance under the 2003 Plan to the Company’s outstanding common shares had been further reduced to 5.6% of outstanding common shares and to 5.2% of the aggregate number of outstanding common shares and operating partnership units. As of March 31, 2005, the Company had 65 employees and had issued a total of 673,500 nonqualified stock options, 60,171 restricted stock grants and 9,500 stock grants to its employees and non-employee trustees. Only 167,629 shares remain available for issuance under the 2003 Plan.
      The Board of Trustees believes additional shares will be needed under the 2003 Plan to provide appropriate incentives to present and future employees during 2005 and 2006. Accordingly, on February 11, 2005, the Board of Trustees approved an amendment to the 2003 Plan, subject to shareholder approval, to reserve an additional 650,000 shares of common stock, thereby increasing the total number of shares reserved for issuance under the 2003 Plan from 910,800 to 1,560,800 shares (subject to adjustment to reflect stock dividends, stock splits, consolidations of shares and other changes in the Company’s capitalization). After this proposed increase, 817,629 shares will be available for issuance under the 2003 Plan. The proposed share authorization for the 2003 Stock Plan represents 11.0% of the Company’s outstanding common shares and 10.0% of the aggregate number of the Company’s outstanding common shares and operating partnership units at March 14, 2005, or approximately the same percentage as originally intended under the 2003 Plan at the time of the Company’s IPO. After the RREEF Transaction, the proposed share authorization represents 9.6% of the Company’s outstanding common shares and 8.8% of the aggregate number of the Company’s outstanding common shares and operating partnership units. The Board of Trustees believes these percentages are within the acceptable range for the initial years of a public company and expects that these percentages will decrease over the next two years as additional equity is raised by the Company.
      The text of the proposed amendment to the 2003 Plan is attached as Exhibit A to this proxy statement. The full text of the original 2003 Plan has been filed with the Securities and Exchange Commission.
Description of the 2003 Plan
      The 2003 Plan provides for the issuance of options to purchase common shares, share awards, share appreciation rights (“SARs”), performance units and other equity-based awards. Each option granted pursuant to the 2003 Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.
      Administration. The Stock Plan is administered by our Compensation Committee, although the Compensation Committee may delegate its authority and responsibilities under the Stock Plan to one or more subcommittees. As used in this summary, the term “Compensation Committee” means the Compensation

Committee or its delegate, as appropriate. The Compensation Committee generally has the authority, within limitations described in the Stock Plan, (i) to establish rules and policies concerning the Stock Plan, (ii) to determine the persons to whom options, SARs, share awards, performance units and other equity-based awards may be granted, (iii) to fix the number of shares of common stock to be covered by each award and (iv) to set the terms of each award. Each type of award is described below.
      Eligibility. All of our employees and employees of an affiliate or subsidiary are eligible to participate in the Stock Plan. Our non-employee trustees and consultants and advisors who perform services to an affiliate or subsidiary are also eligible to participate in the Stock Plan. The Compensation Committee selects the individuals who will participate in the Stock Plan (“Participants”). Under the Stock Plan, no Participant may be granted, in any calendar year, awards for more than 400,000 shares of common stock.
      Options. Options granted under the Stock Plan may be incentive share options (“ISOs”) or nonqualified options. An option entitles a Participant to purchase shares of common stock from us at the option price. The option price may be paid in cash or, with the approval of the Compensation Committee, by the surrender of shares of common stock, through a broker in a “cashless exercise” or such other method as permitted by the Compensation Committee. The option price is fixed by the Compensation Committee at the time the option is granted, but the price cannot be less than the shares’ fair market value on the date of grant. The Stock Plan generally provides that an option cannot be exercised more than ninety days after termination of employment or service or up to one year in the case of termination on account of death or disability. No Participant may be granted ISOs (under all incentive share option plans of the Company and its affiliates) which are first exercisable in any calendar year for shares having an aggregate fair market value (determined as of the date the ISO was granted) that exceeds $100,000. The term of an option cannot exceed ten years.
      The Compensation Committee may also grant dividend equivalent rights in tandem with options. A dividend equivalent right entitles a Participant to receive a payment (either currently or on a deferred basis) for all dividends that would have been paid on each share of common stock subject to the option.
      The Compensation Committee also may grant options that include the right to receive an additional option in the event that the original option is exercised and the option price is paid by the surrender of shares of common stock. The new option will have an exercise price equal to the fair market value of the common stock on the date the original option is exercised, will cover the same number of shares as the number of shares surrendered and will otherwise be subject to the terms and conditions that applied to the original option.
      SARs. SARs may be granted under the 2003 Plan in relation to option grants (“Tandem SARs”) or independently of option grants. The difference between these two types of SARs is that to exercise a Tandem SAR, the Participant must surrender unexercised that portion of the option to which the Tandem SAR relates and vice versa. SARs entitle the Participant to receive a payment based on a formula determined by the Compensation Committee and set forth in an agreement with the Participant. In the absence of such a determination, the Participant is entitled to receive the excess of the fair market value of a share of common stock on the date of exercise over the initial value of the SAR. The initial value of an SAR that is granted independently of an option is the fair market value of a share of common stock on the date of grant. The initial value of a Tandem SAR is the option price per share of the related option. The amount payable upon the exercise of an SAR may be paid in cash, shares of common stock, or a combination of the two as determined by the Compensation Committee.
      Share Awards. Under the Stock Plan, Participants may be granted share awards i.e., awards of common stock. A Participant’s rights in a share award may be nontransferable or forfeitable or both unless certain conditions prescribed by the Compensation Committee, in its discretion, are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve performance-related objectives such as those described below. Unless the Compensation Committee determines otherwise, a Participant has the right to vote the shares of common stock subject to a share award and can receive dividends thereon, even during the period the shares are nonvested and nontransferable.
      Performance Units. The Stock Plan also provides for the award of performance units. A performance unit entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of common stock if certain objectives are satisfied. The Compensation Committee prescribes the requirements that must be satisfied before a performance unit is earned. Those requirements may be based on performance-related objectives such as those described below. To the extent that performance units are earned, the obligation may be settled in cash, in shares of common stock, or by a combination of the two. The period in which performance is measured shall be set by the Compensation Committee.
      Other Equity-Based Awards. The Stock Plan also authorizes the Compensation Committee to make other equity-based awards. These awards may be in the form of unrestricted shares of common stock, restricted stock units and other types of equity-based awards. The terms and conditions of an other equity-based award shall be prescribed by the Compensation Committee consistent with the terms of the Stock Plan. Other equity-based awards may be settled in cash, shares of common stock, or a combination of the two as determined by the Compensation Committee.
      Qualified Performance-Based Compensation. The 2003 Plan permits the Compensation Committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the Compensation Committee.
      The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be determined by our Compensation Committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.
      If share awards, performance units and equity-based awards are intended to be qualified performance-based compensation and are measured with respect to the fair market value of our common shares, not more than 100,000 common shares may be granted as share awards or performance shares for a performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid pursuant to the performance units or equity-based awards for a performance period is $500,000.
      Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the 2003 Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.
      Change in Control. If we experience a change in control, unless our Compensation Committee determines otherwise, all outstanding options and share appreciation rights that are not exercised prior to the change in control will be assumed by, or replaced with, comparable options or rights of the surviving entity (or a parent or subsidiary of the surviving entity) and other outstanding grants will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity). The Compensation Committee also may take any of the following actions with respect to any or all outstanding grants: (1) determine that outstanding options and SARs shall accelerate and become exercisable in whole or in part, (2) determine that restrictions and conditions on outstanding share awards shall lapse in whole or in part, (3) determine that grantees of performance units or other equity awards shall receive a payment in settlement of such performance units or equity awards in an amount determined by the Compensation Committee, and (4) require that grantees surrender their outstanding options and SARs in exchange for a payment by the Company.
      Amendment; Termination. Our Board of Trustees may amend or terminate the 2003 Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our Board of Trustees or extended with shareholder approval, the 2003 Plan will terminate on September 16, 2013.
      Federal Income Taxes. The Company has been advised by counsel regarding the federal income tax consequences of the Stock Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO.
      The exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price.
      No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of shares of common stock that are received in settlement of an SAR.
      A Participant will recognize income on account of a share award or other equity-based award on the first day that the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the shares of common stock on that date.
      No income is recognized upon the award of performance units. A Participant will recognize income on account of the settlement of the performance units. A Participant will recognize income equal to any cash that is paid and the fair market value of shares of common stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that are received in settlement of the performance units.
      The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or an SAR, the vesting of a share award and the settlement of performance units and other equity-based awards. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of shares of common stock acquired upon the exercise of an ISO.
      Our Board of Trustees recommends that shareholders vote “FOR” the amendment to the 2003 Plan.
INFORMATION ON OUR BOARD OF TRUSTEES AND ITS COMMITTEES
Independence of Our Board of Trustees
      Our Bylaws and Governance Guidelines and the listing standards of the New York Stock Exchange require that a majority of our trustees be independent. Our Board of Trustees has determined that the following members of our Board are independent, as that term is defined under our Bylaws and Governance Guidelines and the general independence standards in the listing standards of the New York Stock Exchange: Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough and Terry L. Stevens. Mr. Heller serves as Lead Independent Trustee. We presently have seven trustees, including these four independent trustees.
      Our Board of Trustees has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action.
Executive Sessions of Our Non-Management Trustees
      The non-management trustees of our Board of Trustees will occasionally meet in executive sessions that exclude members of the management team. There were two (2) executive sessions held during 2004. Our Board of Trustees has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.

Audit Committee
      Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman), Chess and McCullough. Our Board of Trustees has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for Audit Committee members in the SEC rules, the listing standards of the NYSE and our Bylaws and Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Trustees. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent public accountants our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, evaluate and replace (if necessary) the independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor compliance with legal and regulatory requirements.
      The Audit Committee met eight (8) times during our 2004 fiscal year and each of the members attended 75% or more of the meetings.
      For more information, please see “Audit Committee Report” beginning on page 29.
Compensation Committee
      Our Board of Trustees has established a Compensation Committee which consists of Messrs. McCullough (Chairman), Heller and Stevens. Our Board has determined that each of the Compensation Committee members is independent, as that term is defined under our Bylaws and Governance Guidelines and the listing standards of the NYSE. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee determines compensation for our executive officers and administers our 2003 Plan. The Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.
      The Compensation Committee met seven (7) times during our 2004 fiscal year and all members attended 75% or more of the meetings.
      For more information, please see “Compensation Committee Report” beginning on page 25.
Nominating & Governance Committee
      Our Board of Trustees has established a Nominating & Governance Committee which consists of Messrs. Chess, Heller and McCullough. Mr. Chess was chairman of the Committee until Mr. Heller assumed the chairmanship of the Committee in January 2005. Our Board has determined that each of the Nominating

& Governance Committee members is independent, as that term is defined under our Bylaws and Governance Guidelines and the listing standards of the NYSE. The Nominating & Governance Committee operates under a written charter adopted by our Board. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board; and

•	oversees the evaluation of our Board and management.
      The Nominating & Governance Committee met five (5) times during our 2004 fiscal year and all members attended 75% or more of the meetings.
Investment & Finance Committee
      Our Board of Trustees established an Investment & Finance Committee in 2004, which consisted of Messrs. Arnold (Chairman) and Heller. Our Board has determined that Mr. Heller is independent, as that term is defined under our Bylaws and Governance Guidelines and the listing standards of the NYSE. Among other duties this committee:

•	reviews proposed asset acquisitions and dispositions by the Company; and

•	reviews corporate and property level debt and equity strategy.
      The Investment & Finance Committee met nine (9) times during our 2004 fiscal year and all members attended 75% or more of the meetings.
      In December 2004, our Board of Trustees formed a separate Investment Committee and a separate Finance Committee, effective January 2005. The Investment Committee consists of Messrs. Chess (Chairman), Arnold and L. Donatelli. The Finance Committee consists of Messrs. Heller (Chairman), Arnold, Chess and Stevens.
Other Committees
      From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.
Code of Business Conduct and Ethics
      The Company has adopted a code of business conduct and ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and the Company’s other employees. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments to or waivers from any provision of the Code of Ethics applicable to the Company’s chief executive officer and chief financial officer by posting such information on its website at www.first-potomac.com, Investor Info, Corporate Governance.
Availability of Corporate Governance Materials
      Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating & Governance Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com, and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: General Counsel. Information at our website is not and should not be considered a part of this proxy statement.
Trustee Nominations
      Nominating & Governance Committee. The Company’s Nominating & Governance Committee performs the functions of a nominating committee. The Nominating & Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating & Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are published on the Company’s website at www.first-potomac.com. Information at our website is not and should not be considered a part of this proxy statement.
      Trustee Candidate Recommendations and Nominations by Shareholders. The Nominating & Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating & Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder of record entitled to vote for the election of trustees at the 2006 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2006 Annual Meeting” below.
      Process for Identifying and Evaluating Trustee Candidates. The Nominating & Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating & Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board’s needs.
Communications with Our Board of Trustees
      Our Board of Trustees has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.
Shareholder Proposals for Our 2006 Annual Meeting
      Our Board will provide for presentation of proposals by our shareholders at the 2006 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals.
      Shareholders intending to submit proposals for presentation at our 2006 Annual Meeting of Shareholders, scheduled to be held in May 2006, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before March 21, 2006 for inclusion in our proxy statement and the form of proxy relating to our 2006 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after March 21, 2006 for inclusion in our proxy materials for our 2006 Annual Meeting of Shareholders.
      Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for trustee, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s last annual meeting, i.e., between February 18 and March 21, 2006 for the 2006 Annual Meeting. The shareholder filing the notice of nomination must include:

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on the Company’s share transfer books;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of common shares of the Company beneficially owned by that shareholder; and

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by that shareholder; and

•	as to each person whom the shareholder proposes to nominate for election as a trustee:

•	the name, age, business address and, if known, residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of common shares of the Company that are beneficially owned by the person;

•	any other information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a trustee if elected.
      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. That notice must include:

•	the information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•	any material interest of the shareholder in such business.
      In addition, if a shareholder intends to present a matter for a vote at the 2006 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.
      In each case the notice must be given by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company, whose address in 2006 will be c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at our website is not and should not be considered part of this proxy statement.
Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting
      The Board of Trustees held eighteen (18) meetings, including four (4) regularly scheduled quarterly meetings, during 2004. All incumbent trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2004.
      All of our trustees, except Mr. Stevens, attended the 2004 Annual Meeting of Shareholders. The 2005 Annual Meeting of Shareholders will be the Company’s second meeting of shareholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Relationship with Donatelli & Klein, Inc.
      The Chairman of our Board of Trustees, Louis T. Donatelli, beneficially owns 358,162 Units, or approximately 25.8% of the total number of Units issued and outstanding, comprised of 242,521 units directly held, 85,049 Units indirectly held through First Potomac Management, Inc., 20,394 Units indirectly held through Donatelli & Klein, Inc. (D&K), and 10,198 Units indirectly held through DKEPA#7 Partnership (DKE#7). Mr. Donatelli is the sole shareholder of D&K, the former general partner of Plaza 500 Limited

Partnership. Plaza 500 Limited Partnership is a former limited partner of our operating partnership and became a unitholder in December 1997 in connection with the initial formation of our operating partnership when Plaza 500 Limited Partnership contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for Units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. On or about January 26, 2005, Plaza 500 Limited Partnership distributed out its Units to its partners (Plaza 500 Partners), including Mr. Donatelli, D&K and DKE#7. The Plaza 500 Partners continue to defer any taxable gain from the transfer of Plaza 500 to our operating partnership. Certain transactions that we might undertake with regard to Plaza 500 could cause the Plaza 500 Partners to recognize part or all of any taxable gain that has thus far been deferred. Mr. Donatelli will have a conflict of interest in our board’s consideration of any proposed disposition of Plaza 500 because of the tax liability that could be recognized by the Plaza 500 Partners. Thus, decisions with respect to that property may not fully reflect your interests.
      In addition, Mr. Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with the Company. Mr. Donatelli has entered into an employment contract with us under which, subject to certain limitations, he and his affiliates, including D&K, have agreed not to compete with us in acquiring, operating and developing industrial and flex properties in the Mid-Atlantic region, during the term of his employment and for an additional two-year period following his termination of employment with the Company.
Purchase of Operating Partnership Units
      In October 2002, our operating partnership issued 6,978 Units to each of Mr. Barry H. Bass and Ms. Kyung Rhee for $14.07 per unit. Each of these persons purchased those Units with a combination of cash and a promissory note in the original principal amount of $68,173, maturing in July 2006 and bearing interest at 6% annually. As of March 14, 2005, the principal balance on each note was $26,356.
Certain Other Relationships
      Certain other of our trustees and executive officers beneficially own Units: Douglas J. Donatelli (148,008 Units, or approximately 10.7% of the total number of units issued and outstanding); Robert H. Arnold (97,948 Units owned by R.H. Arnold Company, Inc., or approximately 7.1%); Nicholas R. Smith (78,923 Units, or approximately 5.7%); Barry H. Bass (39,836 Units, or approximately 2.9%); Kyung Rhee (44,900 Units, or approximately 3.2%); and James H. Dawson (32,385 Units, or approximately 2.3%). These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to First Potomac, while at the same time, in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the operating partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our operating partnership, and, if we, in our sole discretion as general partner of the operating partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our operating partnership, the conflict will be resolved in favor of our shareholders. In addition, our Board of Trustees has adopted a policy that any disposition of property controlled by a trustee, or in which a trustee has an interest, must be approved by a unanimous vote of the disinterested trustees.

COMPENSATION OF TRUSTEES
      As compensation for serving on our Board of Trustees in 2004, each of our non-employee trustees received an annual cash fee of $16,000 and an additional $1,000 for each board meeting attended in person. Effective July 1, 2004, non-employee trustees received $500 for each telephonic board meeting. The chairmen of the Audit, Compensation, Investment and Nominating & Governance committees received $5,000, $2,500, $2,500 and $2,500, respectively, for their service. Members of each committee received $500 for each committee meeting attended in person or telephonically. In addition, each of our non-employee trustees received an annual grant of 500 of our common shares.
      As compensation for serving on our Board of Trustees in 2005, each of our non-employee trustees will receive an annual cash fee of $16,000 and an additional $750 for each board meeting attended, other than the Board’s four (4) regularly scheduled quarterly meetings. The chairmen of the Audit, Compensation, Investment and Nominating & Governance committees will receive annual cash fees of $17,500, $2,500, $2,500, and $2,500, respectively. The Lead Independent Trustee will receive an additional annual cash fee of $5,000. Members of each committee will receive $750 for each committee meeting attended. In addition, each of our non-employee trustees receives an annual grant of 1,000 of our common shares.
      We will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our trustees and executive officers during 2004.
      Based on our review of the reports and amendments to those reports furnished to us or written representations from our trustees and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our trustees and executive officers during 2004.
EXECUTIVE OFFICERS
      The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position

Douglas J. Donatelli	43	President and Chief Executive Officer
Barry H. Bass	41	Executive Vice President, Chief Financial Officer
Joel F. Bonder	56	Executive Vice President, General Counsel and Secretary
James H. Dawson	47	Executive Vice President, Chief Operating Officer
Nicholas R. Smith	40	Executive Vice President, Chief Investment Officer
Michael H. Comer	39	Senior Vice President, Chief Accounting Officer
Kyung Rhee	44	Senior Vice President, Acquisitions
Timothy M. Zulick	41	Senior Vice President, Leasing
      Douglas J. Donatelli. See Mr. Donatelli’s information on page 3.
      Barry H. Bass served as Senior Vice President and Chief Financial Officer since joining the Company in June 2002 and was appointed Executive Vice President in February 2005. Prior to joining the Company,

Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Inc. where he advised a number of public and private real estate companies in their capital raising efforts. Prior to that, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area, and prior to that a Vice President of Winthrop Financial Associates, a real estate firm with over $6 billion of assets under management, where he oversaw the Company’s asset management group. Mr. Bass is a cum laude graduate of Dartmouth College.
      Joel F. Bonder joined the Company as Executive Vice President, General Counsel and Secretary in January 2005. He was Executive Vice President and General Counsel of Apartment Investment and Management Company (AIMCO), one of the largest public apartment REITs in the country, from 1997 to 2002, and General Counsel of National Corporation for Housing Partnerships, the largest private owner of FHA-insured multifamily housing, and its parent, NHP Incorporated (“NHP”), from 1994 to 1997. During that period, Mr. Heller, one of our trustees, was chairman of NHP. Most recently, Mr. Bonder was Counsel at Bryan Cave LLP in Washington, D.C., where he specialized in corporate, real estate and project finance. Mr. Bonder is a graduate of the University of Rochester and received his JD degree from the Washington University School of Law. He is admitted to the bar in the District of Columbia, Massachusetts, and Illinois.
      James H. Dawson served as Senior Vice President and Chief Operating Officer of the Company since 1998 and was appointed Executive Vice President of the Company in February 2005. Mr. Dawson has coordinated the Company’s management and leasing activities since 1998. Prior to joining the Company, Mr. Dawson spent 18 years with Reico Distributors, a large user of industrial and flex product in the Baltimore/ Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors and the Institute of Real Estate Management.
      Nicholas R. Smith is one of the founders of the Company and has served as Executive Vice President and Chief Investment Officer since its founding in 1997. He has over 15 years experience in commercial real estate in the Washington, D.C. area, including seven years with D&K and D&K Management. Prior to joining D&K, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in McLean, Virginia and Transwestern/ Carey Winston (formerly Barrueta & Associates, Inc.) a Washington-based commercial real estate brokerage and property management firm. Mr. Smith is a graduate of the Catholic University of America. He is a member of the District of Columbia Building Industry Association, the National Association of Industrial and Office Parks and the Urban Land Institute.
      Michael H. Comer served as Vice President and Chief Accounting Officer since joining the Company in August 2003 and was appointed Senior Vice President in February 2005. Prior to joining the Company, Mr. Comer was Controller at Washington Real Estate Investment Trust (WRIT), a Washington, D.C.-based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing the Company’s accounting operations and its internal and external financial reporting. Prior to his tenure at WRIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp., and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a CPA and a graduate of the University of Maryland where he received a Bachelor of Science in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants.
      Kyung Rhee has been Senior Vice President, Acquisitions since 1997 and served as the Company’s Secretary from 1997 to January 2005. Prior to joining the Company, she served as Vice President-Finance and Controller of D&K from 1993 to 1997. Prior to D&K, she was with First Washington Realty, Inc., in Bethesda, Maryland, and Lee Development Group, Inc., a real estate development and management Company in Silver Spring, Maryland. Ms. Rhee received a Bachelor of Science degree in Accounting from the University of Maryland and a Masters degree in Taxation from American University. She is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

      Timothy M. Zulick has been Senior Vice President, Leasing since joining the Company in August 2004. Prior to joining the Company, Mr. Zulick was Senior Vice President at Trammell Crow Company where, from 1998 to 2004, he concentrated on leasing, sales and development of flex and industrial properties in the Baltimore-Washington Corridor. From 1994 to 1998, he worked as a tenant and landlord representative with Casey ONCOR International where he also focused on leasing and sales of industrial properties. Prior to that time Mr. Zulick was employed with Colliers Pinkard and specialized in the valuation of commercial real estate in Maryland. He received a Bachelors degree in Business Administration from Roanoke College. Mr. Zulick is a licensed real estate person and an active member of the Society of Industrial and Office Realtors (SIOR).
SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS
      The following table sets forth certain information, as of March 14, 2005, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each executive officer and all trustees and executive officers as a group. At March 14, 2005, there were 14,216,671 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814.

	Number of Common
Beneficial Owners	Shares Beneficially Owned(1)		Percent of Class(2)

Louis T. Donatelli	403,262	(3)	2.77%
Douglas J. Donatelli	240,834	(4)	1.67%
Barry H. Bass	74,109	(5)	*
Joel F. Bonder	640		*
James H. Dawson	66,858	(6)	*
Nicholas R. Smith	127,483	(7)	*
Michael H. Comer	18,047		*
Kyung Rhee	64,147	(8)	*
Timothy M. Zulick	3,718		*
Robert H. Arnold	105,448	(9)	*
Richard B. Chess	3,500		*
J. Roderick Heller, III	11,500		*
R. Michael McCullough	6,500		*
Terry L. Stevens	3,000		*

All Trustees and Executive Officers as a group (14 persons)	1,129,046		7.94%

*	Represents less than one percent of the Company’s issued and outstanding shares.

(1)	Includes the total number of Common Shares issuable upon redemption of the units of limited partnership interest of our operating partnership, First Potomac Realty Investment Limited Partnership. The units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.

(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the units of our operating partnership held by other persons are redeemed for our Common Shares.

(3)	Includes (i) 242,521 common shares issuable upon redemption of units of our operating partnership held directly, (ii) 37,500 common shares issuable upon the exercise of stock options that are vested or vest within 60 days, (iii) 4,500 common shares held in trust for the benefit of his children, over which trust Mr. Donatelli’s spouse possesses voting and investment power. Also includes (i) 85,049 common shares issuable to Mr. Donatelli upon redemption of units of our operating partnership held by First Potomac Management, Inc., of which Mr. Donatelli owns approximately 36.45% of the issued and outstanding common stock, (ii) 20,394 common shares issuable upon redemption of units of our operating partnership held by Donatelli & Klein, Inc., of which Mr. Donatelli is the sole shareholder and (iii) 10,198 common shares issuable upon redemption of units of our operating partnership held by DKEPA #7 Partnership, of which Donatelli & Klein, Inc. is a general partner.

(4)	Includes (i) 81,858 common shares issuable upon redemption of units of our operating partnership held directly, (ii) 60,000 common shares issuable upon the exercise of stock options that are vested or vest within 60 days, (iii) 400 common shares held by Mr. Donatelli as custodian for his minor children as to which he disclaims beneficial ownership and (iv) 15,528 restricted common shares that vest if the company meets certain performance criteria. Also includes (i) 66,150 common shares issuable to Mr. Donatelli upon redemption of units of our operating partnership held by First Potomac Management, Inc., of which Mr. Donatelli owns approximately 28.35% of the issued and outstanding common stock and (ii) 10,198 common shares issuable upon redemption of units of our operating partnership held by DKEPA #7 Partnership, of which Mr. Donatelli is a general partner.

(5)	Includes (i) 28,169 common shares issuable upon redemption of units of our operating partnership held directly, (ii) 20,625 common shares issuable upon the exercise of stock options that are vested or vest within 60 days, (iii) 10,648 restricted common shares that vest if the company meets certain performance criteria. Also includes 11,667 common shares issuable to Mr. Bass upon redemption of units of our operating partnership held by First Potomac Management, Inc., of which Mr. Bass owns approximately 5.0% of the issued and outstanding common stock.

(6)	Includes (i) 11,385 common shares issuable upon redemption of units of our operating partnership held directly, (ii) 20,625 common shares issuable upon the exercise of stock options that are vested or vest within 60 days, (iii) 1,200 common shares owned jointly with his minor children and (iv) 10,648 restricted common shares that vest if the company meets certain performance criteria. Also includes 21,000 common shares issuable to Mr. Dawson upon redemption of units of our operating partnership held by First Potomac Management, Inc., of which Mr. Dawson is the president and owns approximately 9.0% of the issued and outstanding common stock.

(7)	Includes (i) 41,123 common shares issuable upon redemption of units of our operating partnership held directly, (ii) 30,625 common shares issuable upon the exercise of stock options that are vested or vest within 60 days, (iii) 11,535 restricted common shares that vest if the company meets certain performance criteria. Also includes 37,800 common shares issuable to Mr. Smith upon redemption of units of our operating partnership held by First Potomac Management, Inc., of which Mr. Smith owns approximately 16.20% of the issued and outstanding common stock.

(8)	Includes (i) 33,233 common shares issuable upon redemption of units of our operating partnership held directly, (ii) 12,500 common shares issuable upon the exercise of stock options that are vested or vest within 60 days, (iii) 200 common shares held by Ms. Rhee’s spouse of which she disclaims beneficial ownership and (v) 4,047 restricted common shares that vest if the company meets certain performance criteria. Also includes 11,667 common shares issuable to Ms. Rhee upon redemption of units of our operating partnership held by First Potomac Management, Inc., of which Ms. Rhee owns approximately 5.0% of the issued and outstanding common stock.

(9)	Includes 97,948 common shares issuable upon redemption of units of our operating partnership held by R.H. Arnold & Co., Inc., of which Mr. Arnold is the controlling shareholder.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
      To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of December 31, 2004, are as follows:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

K.G. Redding & Associates, LLC(1)	1,380,049	9.7%
One North Wacker Drive, Suite 4343 Chicago, IL 60606-2841
Bank of America Corporation(2)	875,930	6.2%
100 North Tryon Street, 25th Floor Charlotte, NC 28255
AEW Capital Management, L.P.(3)	922,800	6.5%
World Trade Center East Two Seaport Lane Boston, MA 02110

(1)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by K.G. Redding & Associates, LLC. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 748,200 Common Shares and sole dispositive power over 1,380,049 Common Shares.

(2)	Information based on a Schedule 13G/ A filed with the SEC on February 11, 2005 by Bank of America Corporation. The Schedule 13G/ A indicates that the reporting entity is a parent holding company with shared voting power over 435,636 Common Shares and shared dispositive power over 875,930 Common Shares.

(3)	Information based on a Schedule 13G filed with the SEC on February 14, 2005, by AEW Capital Management, L.P. The Schedule 13G indicates that the reporting entity is a partnership with sole voting power and sole dispositive power over 922,800 Common Shares.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table shows for the fiscal years ended December 31, 2004, 2003, and 2002 the annual and long-term compensation paid and accrued by the Company and the Predecessor to the Company’s Chief Executive Officer and to each of the four other most highly compensated executive officers whose total annual compensation exceeded $100,000 for the periods indicated.

						Long-Term
	Annual Compensation					Compensation(2)

					Other Annual	Options	All Other
Name and Position	Fiscal Year		Salary	Bonus(1)	Compensation	Granted	Compensation(3)

Douglas J. Donatelli	2004		$250,000	$275,000	None	15,000	$12,980
President, CEO and Trustee	2003		108,800	73,900	None	150,000	509,500
	2002		111,200	217,800	None	—	277,700
Barry H. Bass	2004		165,000	165,000	None	7,500	$12,375
Executive Vice President and	2003		108,100	60,000	None	50,000	42,300
Chief Financial Officer	2002	(4)	57,300	—	None	—	—
James H. Dawson	2004		165,000	165,000	None	7,500	$17,175
Executive Vice President and	2003		104,500	104,700	None	50,000	20,800
Chief Operating Officer	2002		92,800	75,200	None	—	12,300
Nicholas R. Smith	2004		175,000	175,000	None	10,000	$12,620
Executive Vice President and	2003		76,200	63,900	None	75,000	290,700
Chief Investment Officer	2002		55,700	187,800	None	—	158,000
Kyung Rhee	2004		135,000	80,000	None	5,000	10,125
Senior Vice President,	2003		155,000	26,500	None	30,000	11,639
Acquisitions	2002		139,400	60,000	None	—	10,442

(1)	Bonus amounts consist of bonus payments and, for the years ended 2002 and 2003, leasing commissions.

(2)	Excludes the following restricted stock grants made on January 3, 2005: Douglas J. Donatelli, 15,528 shares; Barry H. Bass, 10,648 shares; James H. Dawson, 10,648 shares; Nicholas R. Smith, 11,535 shares; and Kyung Rhee, 4,047 shares. Restricted shares will vest only in the event certain financial performance goals are met by the Company.

(3)	All other compensation includes distributions to partners from affiliated entities prior to the initial public offering. Other compensation also includes 401(k) matching and, with respect to Mr. Dawson, an automobile allowance.

(4)	Reflects compensation for the period from the commencement of his employment in June 2002 through December 31, 2002.
Employment Agreements
      The Company entered into employment agreements with each of the officers named in the summary compensation table above, other than Ms. Rhee, as of October 23, 2003, the date of the Company’s initial public offering, and with Joel F. Bonder, as of January 4, 2005, the date of his employment with the Company. The employment agreements for Douglas J. Donatelli, Louis T. Donatelli and Nicholas R. Smith are for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements for Barry H. Bass and James H. Dawson are for an initial two-year term and the employment agreement with Joel F. Bonder is for an initial term of nine months. Each agreement provides for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of (i) the end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive.

      The following describes the material terms of the employment agreements for Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Joel F. Bonder. The employment agreements provide the following annual base salaries for 2004: Douglas J. Donatelli, $250,000; Nicholas R. Smith, $175,000; Barry H. Bass, $165,000; and James H. Dawson, $165,000. Those salaries are reviewed annually for appropriate increases by the Compensation Committee. The Compensation Committee has established the following annual base salaries for 2005: Douglas J. Donatelli, $280,000; Nicholas R. Smith, $210,000; Barry H. Bass, $200,000; and James H. Dawson, $200,000. Joel F. Bonder’s annual base salary for 2005 is $200,000. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. These agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.
      The employment agreements also provided at the time of the Company’s initial public offering each executive be granted an option to purchase the Company’s Common Shares at an exercise price of $15.00 per share. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 Common Shares; Nicholas R. Smith, 75,000 Common Shares; and Barry H. Bass and James H. Dawson, 50,000 Common Shares each. Joel F. Bonder was granted an option to purchase 50,000 Common Shares on January 4, 2005 at an exercise price of $22.42 per share. The option grants will become exercisable over a four-year period.
      These employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.
      In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Resignation for “good reason” entitles the executive to receive the benefits described below.
      The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and welfare plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.
      When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable over the 24 month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 24 month period after termination of employment or may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the Company terminates Barry H. Bass’s, James H. Dawson’s or Joel F. Bonder’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to one times the executive’s base salary, payable over the 12 month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for Barry H. Bass, James H. Dawson and Joel F. Bonder, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date.
      In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if, within one year after a change in control occurs, their employment is terminated without cause or they terminate on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36 month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to Barry H. Bass, James H. Dawson and Joel F. Bonder are as follows: (i) lump sum severance payment equal to two times the executive’s base salary, (ii) lump sum severance payment equal to two times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).
      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.
      If Douglas J. Donatelli’s and Nicholas R. Smith’s employment terminates for any reason or if a change in control occurs, the Company will indemnify each of them in connection with personal guarantees that they have jointly and severally provided in respect of certain indebtedness.
      In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.
      The Company also entered into an employment agreement with Louis T. Donatelli as of October 23, 2003. The employment agreement for Louis T. Donatelli is for an initial three-year term and provides for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreement provides that if a change in control occurs the employment term will automatically be extended to the later of the (i) end of the existing employment term or (ii) the date that is equivalent to his automatic renewal term.
      The employment agreement provides that Louis T. Donatelli will receive an annual base salary of $130,000 and an annual non-competition payment of $50,000, which is described below. His salary will be reviewed annually for appropriate increases by the Compensation Committee. He may also receive an incentive bonus in the discretion of the Compensation Committee. The employment agreement provides that Louis T. Donatelli agrees to devote as much of his time, attention and energy as is necessary for him to perform his duties and responsibilities. The employment agreement provides that Louis T. Donatelli shall be permitted to continue to serve as Chairman of the Board of Donatelli & Klein, Inc. See “Certain Relationships and Related Party Transactions – The Company’s Relationship with Donatelli & Klein, Inc.”
      The employment agreement also provided that Mr. Louis T. Donatelli be granted an option to purchase 100,000 Common Shares. The option grant is exercisable over a four-year period and has an exercise price at $15.00 per share, the price to the public in the initial public offering.
      Louis T. Donatelli’s employment agreement permits the Company to terminate his employment with appropriate notice for or without “cause.” In addition, he has the right under his employment agreement to resign for “good reason.” The terms “cause” and “good reason” have the same definitions as in the employment agreements for the other executives, as described above.
      The employment agreement for Mr. Louis T. Donatelli provides that he will be eligible to receive the same benefits, including participation in the Company’s retirement and welfare plans to the same extent as other similarly situated employees and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.
      If Louis T. Donatelli’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminate Louis T. Donatelli’s employment without cause or if he resigns for good reason, it will be obligated to pay him (i) severance equal to two times his base salary, payable over the 24-month period after his termination of employment, (ii) a pro ration of his incentive pay, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If Louis T. Donatelli is terminated on account of death or disability, he will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, in the event the Company terminates his employment other than for cause, on account of his disability or death, or by him for good reason, all of his outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of the remaining period under the award or five years from the effective date of such termination. To receive the severance, he must execute a release of claims. Louis T. Donatelli’s incentive pay is determined in the same manner as for the other executives as described above.
      Upon a change in control, all outstanding options, restricted shares and equity securities will become fully vested and/or exercisable. Upon a change in control, Louis T. Donatelli will be entitled to enhanced severance benefits if (A) after a change in control occurs, but within the two year period after the change in control occurs, Louis T. Donatelli is terminated without cause or he terminates his employment on account of good reason, or (B) prior to a change in control, he terminates (i) within the six month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of his termination. Louis T. Donatelli will also be entitled to enhanced severance benefits if he resigns for any reason during the one month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Louis T. Donatelli are as follows: (i) lump sum severance payment equal to three times his base salary, (ii) lump sum severance payment equal to three times his incentive pay, (iii) a pro ration of his incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control, and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, he must execute a release of claims. The definition of change in control under Louis T. Donatelli’s employment agreement is the same as for the other executives described above.
      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreement require the Company to gross up payments to Louis T. Donatelli for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.
      If Louis T. Donatelli’s employment terminates for any reason or if a change in control occurs, the Company will indemnify him in connection with personal guarantees that he has provided in respect of certain indebtedness that we have incurred.
      In connection with his employment agreement, Louis T. Donatelli was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one year period after termination of his employment for any reason, Louis T. Donatelli will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. See “Certain Relationships and Related Party Transactions — The Company’s Relationship with Donatelli & Klein, Inc.” This agreement also provides that for the one-year period after termination of Louis T. Donatelli’s employment for any reason he will not solicit any of the Company’s principal customers, encourage any of principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.
      The employment agreement provides that Louis T. Donatelli will receive an annual payment of $50,000 as non-compete fees associated with his agreement to the terms of the non-competition, confidentiality and non-solicitation agreement. This annual payment will be paid to Louis T. Donatelli for as long as the agreement is in effect.
Option/ SAR Grants in Last Fiscal Year
      The following table provides information on options granted to our executive officers in fiscal year 2004. No share awards were made to executives in fiscal year 2004.

	Individual Grants(3)
					Potential Realizable Value
		% of Total			at Assumed Annual Rates
	Number of	Options			of Share Price
	Common	Granted			Appreciation for Option
	Shares	to	Exercise		Term
	Underlying	Employees	Price per	Expiration
Name of Grantee	Options(1)	in 2004	Share	Date(2)	5%	10%

Douglas J. Donatelli	15,000	21.4%	$18.70	May 7, 2014	$176,405	$447,045
Barry H. Bass	7,500	10.7%	$18.70	May 7, 2014	88,202	223,522
James H. Dawson	7,500	10.7%	$18.70	May 7, 2014	88,202	223,522
Nicholas R. Smith	10,000	14.3%	$18.70	May 7, 2014	117,603	298,030
Kyung Rhee	5,000	7.1%	$18.70	May 7, 2014	58,802	149,015

(1)	All options vest as follows: 25% commencing on the first anniversary of the date of grant and 6.25% in each calendar quarter thereafter.

(2)	Ten years from date of grant.

(3)	Excludes the following restricted stock grants made on January 3, 2005: Douglas J. Donatelli, 15,528 shares; Barry H. Bass, 10,648 shares; James H. Dawson, 10,648 shares; Nicholas R. Smith, 11,535 shares; and Kyung Rhee, 4,047 shares. Restricted shares will vest only in the event certain financial performance goals are met by the Company.
Aggregated Option Exercises in 2004 and December 31, 2004 Option Values
      The following table provides information on option exercise in 2004 by the named executive officers, and the value of each such officer’s unexercised options at December 31, 2004.

			Number of Shares
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			December 31, 2004		December 31, 2004(1)
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas J. Donatelli	None	$0	46,875	118,125	$365,625	865,875
Barry H. Bass	None	0	15,625	41,875	121,875	298,875
James H. Dawson	None	0	15,625	41,875	121,875	298,875
Nicholas R. Smith	None	0	23,437	61,563	182,808	443,191
Kyung Rhee	None	0	9,375	25,625	73,125	181,375

(1)	Market value of underlying securities on December 31, 2004, less the exercise price. Market value is based on the closing price of the common shares on the NYSE on December 31, 2004 of $22.80 per share.

COMPENSATION COMMITTEE REPORT
      The Compensation Committee is responsible for:

•	Reviewing and approving annually corporate goals and objectives relevant to CEO compensation; evaluating the CEO’s performance in light of those goals and objectives; determining and approving the CEO’s compensation levels based on this evaluation; and, in determining the long-term incentive component of CEO compensation, considering the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years;

•	Determining and approving the compensation of the Chairman of the Board and the compensation levels of all other Trustees;

•	Reviewing and making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans;

•	Administering and approving awards pursuant to the Company’s incentive compensation plans and equity-based plans;

•	Reviewing and approving annually, for the CEO and the senior executives of the Company, (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and (e) any special or supplemental benefits;

•	Making regular reports to the Board;

•	Reviewing and reassessing the adequacy of the committee’s charter annually and recommending any proposed changes to the Board for approval; and

•	Annually reviewing its own performance.
      Our committee’s policy is to devise and implement compensation for our officers and employees commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our company. Each member of the Compensation Committee is independent as defined in the committee charter, as determined by the Board of Directors.
Components of Executive Compensation
      Our committee’s executive compensation methodology consists of three components: (1) base salary, (2) annual incentive compensation and (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and the enhancement of value to our company’s shareholders.
      Base Salary. Base salary represents the fixed component of our executive compensation system. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.
      Annual Incentives. Annual incentives exist in the form of bonuses available to each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. The actual amount of incentive bonus for 2004 received by each of our executive officers was determined by the Compensation Committee based on each individual’s and the Company’s performance with respect to various factors, including but not limited to, growth in FFO per share, improvement of property net operating income, and the dollar volume of acquisitions. Incentive bonuses may be paid in cash or performance shares. To motivate executives to increase their ownership, the Compensation Committee may approve that executive officers receive all or a portion of their bonuses in performance shares of beneficial interest.
      Long-Term Incentives. The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing shareholder value. Long-term incentives are provided primarily by grants of options and share grants under the 2003 Equity Compensation Plan, which is administered by the Compensation Committee. The purpose of the 2003 Equity Compensation Plan is to assist the Company in recruiting and retaining key employees, by enabling such persons to participate in the future success of the Company and to align their interests with those of the Company and its shareholders. 50,000 stock options were granted as long-term incentives for executive performance in fiscal year 2004.
Base Compensation and Bonuses
      The Compensation Committee approved the payment of annual base salaries and bonuses for fiscal year 2004 to our executive officers and will determine annually a bonus program for executive officers, with any future stock bonus awards to be issued to the executive officers through the 2003 Equity Compensation Plan.
      Although none of our company’s executive officers receives annual compensation in excess of $1 million, we continue to study the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. We have taken steps to allow for the grant of stock options and certain other stock incentive awards that qualify as performance-based compensation exempt from the cap.
2004 CEO Compensation
      In devising an appropriate compensation package for Douglas J. Donatelli, our CEO, the Compensation Committee is guided by the Company’s performance, competitive practices, and the Compensation Committee’s policy, discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of our CEO are considered at the same time that we consider similar adjustments for our other executive officers.
      In creating Mr. Donatelli’s total cash compensation package for our 2004 fiscal year, the Compensation Committee was guided by a review of publicly available information as to the compensation of the CEOs of other similarly sized REITs. Based upon such considerations, the Compensation Committee adopted and approved $250,000 as the appropriate base salary to be paid to Mr. Donatelli during our 2004 fiscal year. The Compensation Committee intends to continue to apply the bonus award procedure discussed above under “Base Compensation and Bonuses” to Mr. Donatelli and our other executive officers during our 2005 fiscal year.
      In February 2004, The Committee retained an independent consultant, FPL Associates Consulting, to conduct a comprehensive compensation benchmark study of six senior management positions at First Potomac Realty Trust and, based on the market data and the stated goals and objectives, provide specific compensation and design recommendations for each component of pay for each position. As part of this assignment, FPL provided preliminary recommendations for a total compensation program going-forward, with a particular focus on the structuring and design of the long-tern incentive component. In addition, FPL reviewed First Potomac’s Board of Trustees compensation program and provided preliminary recommendations for program modifications based on market findings. A report of findings and preliminary recommendations was delivered to the committee in June 2004. A final compensation plan design is expected in late 2005.

      This report has been submitted by the members of the Compensation Committee for our 2004 fiscal year.

COMPENSATION COMMITTEE
R. Michael McCullough, Chairman
J. Roderick Heller, III
Terry L. Stevens

April 8, 2005
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent as defined by our bylaws and governance guidelines and the listing standards of the NYSE.

PERFORMANCE GRAPH
      The following graph compares the cumulative total return on our common shares with the cumulative total return of the S&P 500 Stock Index and The Morgan Stanley REIT Index for the period October 23, 2003, the date of our initial public offering, through December 31, 2004 assuming the investment of $100 at our initial public offering price of $15.00 per share on October 23, 2003 and the reinvestment of dividends. The performance reflected in the graph is not necessarily indicative of future performance.
COMPARISON OF CUMULATIVE TOTAL RETURNS FOR THE PERIOD
OCTOBER 23, 2003 THROUGH DECEMBER 31, 2004
FIRST POTOMAC REALTY TRUST COMMON STOCK AND S&P 500 AND
THE MORGAN STANLEY REIT INDEX (RMS)

	10/23/2003	12/31/2003	12/31/2004

First Potomac Realty Trust	$100.00	$124.93	$157.81
The Morgan Stanley REIT Index	$100.00	$107.53	$141.38
S&P 500	$100.00	$107.92	$117.62
      We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the above graph. We will not make or endorse any predictions as to our future share performance.
      The foregoing graph and chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), Richard B. Chess and R. Michael McCullough and operates under a written charter adopted by our Board of Trustees.
      The Audit Committee oversees First Potomac Realty Trust’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders and management’s report on internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.
      Pursuant to Section 404, management reported that the Company had carried out an evaluation of the effectiveness of the Company’s disclosure controls and procedures and that based on upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s internal control over financial reporting was effective as of December 31, 2004. KPMG, LLP, the Company’s independent auditors, issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, and an opinion that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
      The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence.
      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that KPMG LLP be retained as the Company’s auditors for the 2005 fiscal year.
      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE
Terry L. Stevens, Chairman
Richard B. Chess
R. Michael McCullough

April 8, 2005

PRINCIPAL ACCOUNTANT FEES AND SERVICES
      Aggregate fees for professional services rendered for the Company as of and for the year ended 2004 and for the Company and the Predecessor as of and for the year ended December 31, 2003, by KPMG LLP were:

Fee Type	2004	2003

Audit Fees	$610,000	$596,800
Audit-Related Fees	9,800	3,000
Tax Fees	0	204,675
All Other Fees	0	0

Total Fees	$619,800	$804,475

      Audit fees include annual audit and limited quarterly review fees, audit of internal control over financial reporting fees, as well as fees for services that generally only the principal auditor can reasonably provide to the Company. Audit-related fees in 2004 included review of SEC filings, comfort letters, consents and acquisition audits required by SEC regulations. Tax fees include costs to prepare trust and partnership federal and state tax returns and research of tax-related matters.
Approval Policies and Procedures
      The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor.
      The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2005. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.
ANNUAL REPORT
      The Company’s 2004 Annual Report to Shareholders is being mailed to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Joel F. Bonder
Secretary
April 8, 2005
Bethesda, Maryland

Exhibit A
AMENDMENT NO. 1
TO
FIRST POTOMAC REALTY TRUST
2003 EQUITY COMPENSATION PLAN
(proposed amendment approved by Board of Trustees on February 11, 2005)
      WHEREAS, by resolution at a meeting of the Board of Trustees (the “Board”) of First Potomac Realty Trust (the “Company”) on February 11, 2005, the Board unanimously approved adoption of this amendment (the “Amendment”) to the First Potomac Realty Trust 2003 Equity Compensation Plan (the “Plan”), subject to shareholder approval, for the purpose of increasing the total number of shares reserved for issuance under the plan by 650,000 shares;
      WHEREAS, the Amendment was approved by the Company’s shareholders at the Annual Meeting of Shareholders of the Company held on May 20, 2005;
      NOW, THEREFORE, the Plan is hereby amended as follows:
      1.     Section 3(a) of the Plan is hereby deleted in its entirety and replaced in its stead with the following new Section 3(a) in order to increase the total number of shares reserved for issuance under the Plan by 650,000 shares:

“3. Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of common shares of beneficial interest, $0.001 par value, of the Trust (“Common Shares”) that may be issued or transferred under the Plan is 1,560,800 Common Shares; provided, however, that no more than 18.2% of the Common Shares shall be available for issuance as Share Awards. The maximum aggregate number of Common Shares that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 400,000 Common Shares, subject to adjustment as described below. The Common Shares may be authorized but unissued Common Shares or reacquired Common Shares, including Common Shares purchased by the Trust on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Share Awards, Performance Units or Equity Awards (including restricted Share Awards received upon the exercise of Options) are forfeited, the Common Shares subject to such Grants shall again be available for purposes of the Plan.”
      2.     Except to the extent hereby amended, the Plan remains unchanged and shall continue in full force and effect.
      3.     The effective date of this Amendment is May      , 2005.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST POTOMAC REALTY TRUST

May 20, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF TRUSTEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) Election of Trustees			(2)	To approve an amendment to increase the number of common shares that may be issued under the Company’s 2003 Equity Compensation Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: m Robert H. Arnold m Richard B. Chess m Douglas J. Donatelli m Louis T. Donatelli m J. Roderick Heller, III m R. Michael McCullough m Terry L. Stevens	(3)	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.
				This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for trustee and “FOR” the amendment to the Company’s 2003 Equity Compensation Plan.

				PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

FIRST POTOMAC REALTY TRUST
7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Barry H. Bass as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated below, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 14, 2005, at the annual meeting of shareholders to be held on May 20, 2005 and any adjournment thereof.

(Please date and SIGN on the reverse side)